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As filed with the Securities and Exchange Commission on May 23, 2005.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Superior Essex Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-0282396 (I.R.S. Employer Identification No.)
150 Interstate North Parkway, Atlanta, Georgia 30339 (770) 657-6000 (Address of Principal Executive Offices, Including Zip Code and Telephone Number)
Superior Essex Inc. 2005 Incentive Plan Superior Essex Inc. 2005 Employee Stock Purchase Plan (Full Title of the Plan)

BARBARA L. BLACKFORD
Executive Vice President, General Counsel and Secretary
Superior Essex Inc.
150 Interstate North Parkway
Atlanta, Georgia 30339
(770) 657-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area
Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value	2,333,333(1)	$16.85(2)	$39,316,661(2)	$4,627.57

Common Stock, $0.01 par value	150,000(3)	$16.85(2)	$2,527,500(2)	$297.49

(1)
Amount to be registered consists of an aggregate of 2,333,333 shares of Superior Essex Inc.'s common stock to be issued pursuant to the grant or exercise of awards under the Superior Essex Inc. 2005 Incentive Plan (the "Incentive Plan"), including additional shares of Superior Essex Inc.'s common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the Incentive Plan.

(2)
Determined in accordance with Rule 457(h) under the Securities Act of 1933, as amended, the registration fee calculation is based on the average of the high and low prices of Superior Essex Inc.'s common stock as reported on the Nasdaq National Market on May 19, 2005.

(3)
Amount to be registered consists of an aggregate of 150,000 shares of Superior Essex Inc.'s common stock to be issued pursuant to the grant or exercise of awards under the Superior Essex Inc. 2005 Employee Stock Purchase Plan (the "ESPP"), including additional shares of Superior Essex Inc.'s common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        (a)   The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Incentive Plan and the ESPP as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act").

        (b)   Upon written or oral request, Superior Essex Inc. (the "Company") will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Hank Pennington, Investor Relations, Superior Essex Inc., 150 Interstate North Parkway, Atlanta, GA 30339, (770) 657-6000.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are hereby incorporated by reference into this Registration Statement:

  (1)
  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

  (2)
  The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

  (3)
  The Company's Current Reports on Form 8-K as filed with the Commission on February 4, 2005, February 7, 2005, February 23, 2005, March 3, 2005, March 17, 2005, April 7, 2005, April 26, 2005 and May 5, 2005;

  (4)
  All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004;

  (5)
  The description of common stock contained in the Company's Registration Statement on Form 10 filed under Section 12 of the Exchange Act on December 16, 2003, including all amendments or reports filed for the purpose of updating such description; and

  (6)
  All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

        Information in any of the Company's Current Reports on Form 8-K furnished under "Results of Operations and Financial Condition" or "Regulation FD Disclosure" shall not be incorporated by reference into this Registration Statement.

        Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers

        The registrant is a corporation organized under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the "DGCL") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

        Pursuant to authority conferred by Delaware law, the Company's certificate of incorporation contains provisions providing that no director shall be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under Delaware law as then in effect or as it may be amended. This provision is intended to eliminate the risk that a director or member might incur personal liability to the Company or its stockholders for breach of the duty of care.

        The Company's certificate of incorporation and bylaws contain provisions requiring it to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for the Company's officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advancement and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant, and in certain cases only if the director or officer is not adjudged to be liable to the Company.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        See Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings

        (a)   The undersigned Company hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 23, 2005.

SUPERIOR ESSEX INC.
By:	/s/ STEPHEN M. CARTER Stephen M. Carter Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEPHEN M CARTER Stephen M. Carter	Chief Executive Officer and Director (Principal Executive Officer)	May 23, 2005
/s/ DAVID S. ALDRIDGE David S. Aldridge	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 23, 2005
* Monte R. Haymon	Chairman of the Board	May 23, 2005
* Andrew D. Africk	Director	May 23, 2005
* Denys Gounot	Director	May 23, 2005
* James F. Guthrie	Director	May 23, 2005
* Andrew P. Hines	Director	May 23, 2005
* Perry J. Lewis	Director	May 23, 2005
*By:	/s/ BARBARA L. BLACKFORD Barbara L. Blackford Attorney-in-Fact

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3(a) of the Company's Form 10 filed with the Securities and Exchange Commission on December 16, 2003) and the Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.3 of the Company's Form 10-Q filed with the Securities and Exchange Commission on May 9, 2005).
4.2	Restated By-Laws of the Company (incorporated herein by reference to Exhibit 3(b) of the Company's Form 10 filed with the Securities and Exchange Commission on December 16, 2003).
5.1	Opinion of Counsel
23.1	Consent of Counsel (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney
99.1
Superior Essex Inc. 2005 Incentive Plan (incorporated herein by reference to Appendix C of the Company's Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 30, 2005)
99.2
Superior Essex Inc. 2005 Employee Stock Purchase Plan (incorporated herein by reference to Appendix D of the Company's Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 30, 2005)

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX TO REGISTRATION STATEMENT ON FORM S-8